Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cascade Bancorp 2002 Equity Incentive Plan of our report dated January 13, 2005, with respect to the consolidated financial statements of Cascade Bancorp and subsidiary (collectively, “Cascade Bancorp”), and our report dated January 27, 2005, with respect to Cascade Bancorp management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cascade Bancorp, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Symonds, Evans & Company, P.C.

Portland, Oregon
March 11, 2005